Exhibit 99.2

December 17, 2015

Dear Fellow Shareholder:

I am pleased to inform you that our company had a great fourth quarter and fiscal year 2015, with our C.J. Hughes and Nitro Electric subsidiaries having their best year in the history of Energy Services of America (the “Company”). To begin, the Company increased revenue from $92.3 million in fiscal year 2014 to $116.8 million in fiscal year 2015. We improved our operations across all of our business lines at both C.J. Hughes and Nitro Electric and continue to receive exciting opportunities.

In order to grow our business for fiscal year 2015 and the future, we negotiated an increase in our line of credit from our lender from $5.0 million to $10.0 million and also added a $2.5 million equipment line of credit. With our reduced cost structure that we developed during our restructuring, we were able to generate $3.7 million of income from continuing operations before tax in fiscal year 2015 compared to $1.4 million in fiscal year 2014. We also achieved an EBITDA of $7.6 million in fiscal year 2015 compared to $5.6 million in fiscal year 2014. With this cash, we paid down $3.9 million of long term debt in fiscal year 2015 and recently paid all unsecured creditors of our discontinued operation, ST Pipeline, Inc., in full.

As discussed last year concerning fiscal year 2014, our company was able to recapture a one-time tax benefit of $2.3 million that was lost when we received our adverse going concern opinion from our independent registered public accounting firm in fiscal year 2012. In fiscal year 2015, we had income tax expense of $1.6 million as the result of the reduction of the deferred tax asset on our balance sheet. Consequently, net income available to common shareholders decreased to $1.8 million in fiscal year 2015 compared to $3.3 million in fiscal year 2014; however, operations and profitability were much stronger in fiscal year 2015 compared to fiscal year 2014.

Finally, while FY 2015 was a good year, our backlog has increased to $71.3 million at September 30, 2015 compared to $51.8 million at September 30, 2014. We believe that we have the business booked and the team in place to make fiscal year 2016 one of the best in our Company’s history. Thank you again for your continued support.

Sincerely,

Douglas V. Reynolds, President

Energy Services of America